INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AGREEMENT is made as of March 14, 2019, by and between Castle Investment Management, LLC, a Virginia limited liability company (the “Advisor”), and Tandem Investment Advisors, Inc., a Virginia corporation (the “Sub-Advisor”), on behalf of the series of the PFS Funds (the “Trust”) now or hereafter identified on Schedule A (the “Fund”).

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Advisor is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Sub-Advisor is also registered with the SEC as an investment adviser under the Advisers Act;

     WHEREAS, the Advisor and the Trust have entered into a management agreement (the "Management Agreement"), pursuant to which the Advisor manages the investment operations of the Fund and may delegate certain duties of the Advisor to one or more investment sub-adviser(s); and

     WHEREAS, the Advisor, with the approval of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (defined herein) of any party to this Agreement, desires to delegate to the Sub-Advisor the duty to manage the portfolio investments of the Fund;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows with respect to the Fund:

1. Appointment of Sub-Advisor.

     The Adviser hereby appoints the Sub-Advisor to perform advisory services for the Fund for the periods and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory Duties

     Subject to the supervision of the Board and the Advisor, the Sub-Advisor will, in coordination with the Advisor as described below: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s current Prospectus and Statement of Information as provided to the Sub-Advisor by the Advisor, as they may be amended from time to time; provided, that the Advisor shall provide the Sub-Advisor reasonable advance notice of any change to such investment objectives, policies and limitations.

The Sub-Advisor agrees that, in performing its duties hereunder, it will:

(a)	with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the Fund’s Prospectus and Statement of Additional Information and any applicable procedures adopted by the Board, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Sub-Advisor by the Advisor;

(b)	use reasonable efforts to manage the Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Advisor shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub- Advisor;

(c)	place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund’s Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Sub-Advisor by the Advisor;

(d)	furnish to the Trust and the Advisor whatever statistical information the Trust or the Advisor may reasonably request with respect to the Fund’s assets or investments. In addition, the Sub-Advisor will keep the Trust, the Advisor and the Board informed of developments that the Sub-Advisor reasonably believes will materially affect the Fund’s portfolio, and shall, on the Sub-Advisor’s own initiative, furnish to the Trust from time to time whatever information the Sub-Advisor believes appropriate for this purpose;

(e)	make available to the Fund’s administrator (the “Administrator”), the Advisor and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Advisor, the Administrator and the Trust in their compliance with applicable laws and regulations. The Sub-Advisor will furnish the Board, the Administrator, the Advisor and the Trust with such periodic and special reports regarding the Fund as they may reasonably request;

(f)	meet periodically with the Advisor and the Board, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Advisor and/or the Trust;

(g)	immediately notify the Advisor, in writing, of the receipt of any notice of a class action proceeding related to the Fund or any other action or proceeding in which the Advisor or the Fund may be entitled to participate as a result of the Fund’s securities holdings. The Sub-Advisor shall have no responsibility for filing claims on behalf of the Advisor or the Trust with respect to any such actions. The Sub-Advisor’s responsibility with respect to such matters shall be to comply with the foregoing notification obligations and to cooperate with the Advisor and the Trust in making such filings, which shall include providing any relevant information regarding the Fund’s securities holdings to the Advisor;

(h)	provide assistance to the Advisor, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Advisor, custodian or recordkeeping agent seeks assistance from the Sub-Advisor or identifies for review by the Sub-Advisor. This assistance includes (but is not limited to): (i) designating an employee of the Sub-Advisor for consultation when the Board convenes; (ii) notifying the Advisor in the event the Sub-Advisor determines, with respect to a security that is held both by the Fund and by another account managed by the Sub-Advisor, to price the security pursuant to such other account’s policies and procedures for determining the fair value of a security; (iii) obtaining bids and offers or quotes from broker/dealers or market- makers with respect to securities held by the Fund, upon the request of the Advisor; (iv) verifying pricing and providing fair valuations or recommendations for fair valuation in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Advisor upon request;

(i)	assist the Advisor, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Advisor hereunder.

Specifically, and without limitation to the foregoing, the Sub-Advisor agrees to provide certifications to the principal executive and financial officers of the Trust that correspond to the drafting and/or filing of the Fund’s Form N-CSRs, N-Qs, N-CEN, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Advisor shall reasonably request or as in accordance with procedures adopted by the Trust;

(j)	assist the Fund, and accordingly, the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Advisor represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Sub-Advisor’s compliance program, which access shall include on-site visits with the Sub-Advisor as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Advisor agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Advisor’s compliance program;

(k)	provide assistance as may be reasonably requested by the Advisor in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Sub- Advisor hereunder;

(l)	immediately notify the Advisor and the Trust to the extent required by applicable law in the event that the Sub-Advisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Advisor from serving as an investment advisor pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Advisor further agrees to notify the Trust and the Advisor immediately of any material fact known to the Sub- Advisor respecting or relating to the Sub-Advisor that would make any written information previously provided to the Advisor or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

(m)	immediately notify the Advisor and the Trust if the Sub-Advisor suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(n)	use no material non-public information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information; and

(o)	use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.

3. Confidentiality of Information.

     Any information supplied by the Trust, the Fund or the Advisor, which is not otherwise in the public domain, in connection with the Fund or the Advisor is to be regarded as confidential and for use only by the Sub-Advisor and/or its agents, and only in connection with the Sub-Advisor’s services under this Agreement. Any information supplied by the Sub-Advisor, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Fund and/or its agents, and only in connection with the Fund and its investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its directors, officers, employees and advisors abide by these confidentiality provisions.

4. Services Not Exclusive.

     The services furnished by the Sub-Advisor hereunder are deemed not to be exclusive, and the Sub-Advisor shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Advisor to be suitable for two or more accounts managed by the Sub-Advisor, the available securities or investments may be allocated in a manner believed by the Sub-Advisor to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

5. Delivery of Documents.

     The Trust will provide the Sub-Advisor with copies, properly certified or authenticated, of each of the following: (i) the Trust's current Declaration of Trust and By-laws (and any amendments thereto); (ii) the most recent prospectus(es) and statement(s) of additional information relating to the Fund (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus"); and (iii) any and all applicable policies and procedures approved by the Board.

     The Trust will promptly furnish the Sub-Advisor with copies of any and all amendments of or additions or supplements to the foregoing.

6. Books and Records.

     The Sub-Advisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Advisor also agrees that records it maintains and preserves pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act with respect to the

Fund are the property of the Trust and will be surrendered promptly to the Trust upon its request, except that the Sub-Advisor may retain copies of such documents as may be required by law. The Sub-Advisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations. Each party shall make available to the others, upon reasonable request, copies of any books, records, and other relevant information that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Advisers Act, that arise as a result of the Agreement. Each party shall cooperate fully to assist the others with any review or audit conducted by another party or a third party designated by another party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.

7. Expenses of the Fund.

     Except to the extent expressly assumed by the Sub-Advisor and except to any extent required by law to be paid or reimbursed by the Sub-Advisor, the Sub-Advisor shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Fund. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other Fund service providers' fees and expenses, expenses relating to the issue, sale (including any sales loads), redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings, and the cost of preparing and distributing reports and notices to shareholders. The Sub-Advisor shall pay all other expenses incurred by it in connection with its services under this Agreement.

8. Compensation.

     Except as otherwise provided herein, for the services provided to the Fund and the expenses assumed pursuant to this Agreement, the Advisor will pay the Sub-Advisor and the Sub-Advisor will accept as full compensation therefor a fee determined in accordance with Schedule A attached hereto. It is understood that the Advisor shall be solely responsible for compensating the Sub-Advisor for performing any of the duties delegated to the Sub-Advisor and the Sub-Advisor agrees that it shall have no claim against the Trust or any Fund with respect to compensation under this Agreement.

9. Standard of Care and Limitation of Liability.

     The Sub-Advisor shall exercise its best judgment in rendering the services provided by it under this Agreement. The Sub-Advisor shall not be liable for any error or judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund’s shares in connection with the matters to which this Agreement relate, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-

Advisor against any liability to the Fund or to the holders of the Fund’s shares to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor’s reckless disregard of its obligations and duties under this Agreement. As used in this Section 9, the term “Sub-Advisor” shall include any officers, directors, partners, employees, agents or other affiliates of the Sub-Advisor performing services for the Fund.

10. Duration and Termination.

     This Agreement shall continue for an initial term of two years from the date set forth above, and shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

     Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon sixty (60) days’ written notice to the Sub-Advisor; (b) by the Advisor at any time without penalty, upon sixty (60) days’ written notice to the Sub-Advisor; or (c) by the Sub-Advisor at any time without penalty, upon sixty (60) days ‘ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

     The Agreement will terminate immediately upon written notification from the Advisor or the Trust if the Management Agreement terminates with respect to the Fund.

11. Code of Ethics.

     The Sub-Advisor represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Advisor or the Trust with a copy of such code, any amendments or supplements thereto and its policies and/or procedures implemented to ensure compliance therewith.

12. Insurance.

     The Sub-Advisor shall maintain for the term of this Agreement and provide evidence thereof to the Trust or the Advisor a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to Advisor.

13. Representations and Warranties.

     Each party to this Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. Each party to this Agreement further represents and warrants that it is duly registered as an investment adviser under the Advisers Act.

14. Representations and Warranties of the Advisor.

     The Advisor represents and warrants that (i) each and every one of its officers, directors, employees and agents, shall comply at all times with all applicable laws pertaining to its business and to the operation of the Fund and to the offering of its shares; (ii) the Fund is duly organized, validly existing and in good standing under the laws of organization; and (iii) the Fund will operate in accordance with the 1940 Act and in accordance with all applicable laws.

15. Use of Securities Brokers and Dealers.

     In placing purchase and sale orders for the Fund with brokers or dealers, the Sub-Advisor will attempt to obtain “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable terms of execution, taking into account price, speed and efficiency of execution, other factors that may be deemed relevant by the Sub-Advisor, and the other provisions hereinafter set forth. Whenever the Sub-Advisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Advisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Advisor’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Advisor may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Advisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Sub-Advisor’s overall responsibilities to the Sub-Advisor’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Advisor’s ability to engage in Section 28(e) Actions shall be subject to review by the Trustees from time to time, and if such Trustees reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Advisor shall be prohibited from engaging in the same.

     Unless otherwise directed by the Trust or the Advisor in writing, the Sub-Advisor may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Advisor complies with the “best execution” practices described above and applicable law and regulation.

16. Indemnification.

(a)	The Sub-Advisor hereby agrees to indemnify and hold harmless the Advisor from any controversies, claims, suits, losses, liabilities, judgments, awards or settlements, and costs or expenses, including reasonable legal fees, incurred by Advisor, and caused by, or related to, Sub-Advisor’s failure to fulfill any of its obligations under this Agreement.

(b)	The Advisor hereby agrees to indemnify and hold harmless the Sub- Advisor from any controversies, claims, suits, losses, liabilities, judgments, awards or settlements, and costs or expenses, incurred by Sub- Advisor, and caused by, or related to, Advisor’s failure to fulfill any of its obligations under this Agreement.

(c)	If any party seeks indemnification under this Agreement (an “indemnified party”), it shall notify the other party (the “indemnifying party”) in writing of the assertion of any third party claim or action and shall deliver all copies of materials received in connection with the matter to the indemnifying party. The indemnifying party shall have the right to control the defense of any such claim or action with counsel of its own choosing, and the indemnified party shall cooperate fully with the indemnifying party in the defense or settlement of any matter that is covered by paragraphs (a) or (b) above, subject to reimbursement by the indemnifying party for expenses incurred by the indemnified party in connection with the indemnifying party’s participation in the defense.

17. Amendment of this Agreement.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, unless by an instrument in writing signed by both parties, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

18. Notices.

     Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at its address as follows:

If to the Advisor:

Castle Investment Management, LLC
277 S. Washington Street, Suite 335
Alexandria, VA 22314
Attn.: Andrew Welle

If to the Sub-Advisor:

Tandem Investment Advisors, Inc.
145 King Street, Suite 400
Charleston, SC 29401
Attn.: John Carew

     Any party may specify a different or additional address for notice by sending a written notice to the other at the address above, or at that or those last given hereunder.

19. Governing Law.

     This Agreement shall be governed by the laws of the State of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Adviser’s Act, or rules or orders of the SEC thereunder.

20. Miscellaneous.

     (a) Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     (c) Agency Relationship. Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Trust or the Fund, except as otherwise contemplated herein.

     (d) Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.

     (e) Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

CASTLE INVESTMENT MANAGEMENT, LLC
By: /s/ Andrew J. Welle
Name: Andrew J. Welle
Title: Managing Director
TANDEM INVESTMENT ADVISORS, INC.
By: /s/ John B. Carew
Name: John B. Carew
Title: President

SCHEDULE A

     The Advisor shall pay the Sub-Advisor, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for the Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:

Castle Tandem Fund

Assets	Sub-Advisory Fee

Where net assets of the Fund are between $0 to $50 million	Blended rate of: (i) 0.10% on the first $25 million; and (ii) 0.15% on the next $25 million.

Where net assets of the Fund are between $50 million to $100 million	Blended rate of: (i) 0.20% on the first $50 million; and (ii) 0.25% on the next $50 million.

Where net assets of the Fund are between $100 million to $500 million	0.30% on all Fund assets.

Where net assets of the Fund are between $500 million up to $1 billion	Blended rate of: (i) 0.30% on assets below $500 million; and (ii) 0.32% on assets from $500 million up to $1 billion.

Where net assets of the Fund are in excess of $1 billion.	0.32% on all Fund assets.